Exhibit 99.1

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of November 22, 2023, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership of each of the undersigned of shares of common stock of Cartesian Therapeutics, Inc., a Delaware corporation, and the statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

Michael Singer

/s/ Michael Singer

THIRSTY BROOK 2010 IRREVOCABLE TRUST

By:	/s/ Barbara P. Martin
Barbara P. Martin, Trustee

SINGER ASEFZADEH FAMILY HOLDING TRUST

By:	/s/ Baharak Asefzadeh
Baharak Asefzadeh, Trustee

BAKEZILLA 2019 IRREVOCABLE TRUST

By:	/s/ Baharak Asefzadeh
Baharak Asefzadeh, Trustee

BAHARAK ASEFZADEH

/s/ Baharak Asefzadeh

BARBARA P. MARTIN

/s/ Barbara P. Martin